EXHIBIT 99.1
WorldGate Communications, Inc.
Script for Earnings Conference Call, dated November 16, 2010

George
Hello everyone and welcome to WorldGate’s third quarter 2010 earnings conference call.   As a reminder, today’s call is being recorded.  I’m George Daddis, President and CEO of WorldGate. Joining me today is Chris Vitale, our Senior Vice President and General Counsel and Jim Dole, our Chief Financial Officer.

Before we begin, let me turn it over to Chris for a moment to review the Safe Harbor statement.

Chris…

Chris
Thank you George and good afternoon everyone.

WorldGate intends to utilize the Safe Harbor provisions of the United States Private Securities Litigation Reform Act of 1995 with respect to the forward-looking statements made during this presentation. The forward-looking statements include statements regarding WorldGate's operating strategy going forward.  These statements are based on WorldGate's current expectations and are subject to risks and uncertainties set forth in WorldGate's 2009 Annual Report on Form 10-K.  As a result, WorldGate's actual results could differ materially from these statements. This presentation is being made on the 16th of November, 2010.  The content of this presentation contains time-sensitive information that is accurate only as of the time hereof. If any portion of this presentation is rebroadcast, retransmitted or redistributed at a later date, WorldGate will not be reviewing or updating the material that is contained herein.

I would like to point out that during this call certain non-GAAP financial measures will be discussed. These non-GAAP measures are used by management to make strategic decisions and forecast future results, and the Company believes that these figures provide a helpful method of evaluating the Company's current performance. A full reconciliation of the Company's non-GAAP financial measures to GAAP financial measures is included our Form 10-Q for the quarter ended September 30, 2010, which is available on our website.

George...

George
Thanks Chris.

With that, let’s jump into our results for the quarter.  There are four key components that I’d like to highlight from the quarter that have contributed to very solid results and set the stage for 2011.

First, In August, during our last earnings call, we announced that the Ojo Vision had passed all acceptance testing and the last remaining condition to ACN’s obligation to purchase a minimum of 300,000 Video Phones. This paved the way for executing on what we believe to be one of the largest, if not the largest purchase contract for video phones in the world.

This brings us to our second milestone for the quarter -- the subsequent shipping of video phones to ACN – in record volumes. WorldGate shipped over 65,000 phones during the last two quarters that are being deployed in over 21 countries. As previously announced, we anticipate a total of 100,000 orders by year-end.

These two key elements, in conjunction with other revenue elements, led to booked revenue in excess of $15 million in the third quarter. These revenues include all ACN shipments occurring since last May. And during this period, we have met our internal budget targets on unit pricing, unit manufacturing costs, and SG&A expense.

This brings me to the third key component: the September launch of our Ojo Vision video phone.  With the ACN contract well underway, we aggressively began engagements with OEM equipment and consumer service opportunities. The response to the Ojo Vision video phone has been very positive. In particular, we are engaged in formal lab and technical evaluations with more than 20 OEMs of small, medium and large telco, cable, VoIP and service providers.  In addition, we have a couple new partners selling consumer services - see our website for our growing list, and check back often -or visit ojophone.com to purchase the phone for yourself!

Our R&D team continues to push our technology platform forward by adding new features such as 3-way video calling and continuing to internationalize our phone for deployment in countries across the globe.  We’ll discuss our strategic product plans more fully later on.

Finally, once the Ojo Vision and our service platform hit the market, businesses began to approach us with an interest in a commercial version of our solution. This is leading WorldGate to introduce a unique daily collaboration video solution into our portfolio of solutions that fills a gap in the commercial market between basic audio telephony and expensive video conferencing rooms. I’ll go into a bit more detail on this in a moment as well.

With that, I’ll now turn the call over to Jim to run through the detailed results.  I’ll be back to discuss these four components in greater detail.

Jim…

Jim

Thank you George and good afternoon everyone.

Thank you for joining us today to review our3rd Quarter financial results.  As George mentioned it’s been a very eventful quarter.
On October 5th we provided a bit of a preview to these results when we announced that we shipped in excess of 65 thousand video phones prior to September 30 and anticipate taking orders for over 100 thousand video phones this year.   We are thrilled to see the successful development and launch of the Ojo Vision translate into record setting revenue for the company – we believe we are truly creating a solid platform to grow our business.   As George mentioned, our results were positively impacted by the product certification we received from ACN.  I will spend some time discussing the impact this has had on our revenue for the quarter along with discussing the other key measures we use to evaluate our progress.

Finally, I will conclude with some general comments on our liquidity including an increase in funding that we completed during the quarter.

2010 Financials

Let’s start with a review of the 3rd quarter financial results.

Revenue before the revenue discount for the quarter ended September 30, 2010 was approximately $15.4 million which represents an all time record for quarterly revenue.

The $15.4 million of revenue during the third quarter includes the shipment of phones during the third quarter and the revenue recognition of phone shipments to ACN made in the 2nd quarter.  Again total phones shipped exceeded 65 thousand for revenue recognition purposes. In addition we recognized revenue of $1.2million in software development funds.

 As I referenced earlier, one of the key drivers of our results for the quarter is the product acceptance we received from ACN in August.  No revenue was recognized in the 2nd quarter related to the shipment of phones to ACN-- as ACN had not yet indicated acceptance of the product in accordance with the terms of the Master Purchase Agreement.  Due to these terms, we instead recorded $7.8 million as deferred revenue in the second quarter.

Now, that these final conditions have been met, and product acceptance is complete, our 3rd quarter results include approximately $7.8 million of revenue associated with the shipments which occurred in the second quarter. The product acceptance also triggered the recognition of the software development funds as revenue.

Net Revenue for the quarter ended September 30, 2010 was approximately $11.8 million versus 2009’s third quarter revenue of approximately $98 thousand and second quarter of 2010 revenue of approximately $124 thousand.

Net Revenue includes approximately $3.6 million in revenue discount associated with the 2nd and 3rd quarter shipments of the video phone to ACN.  The revenue discount is the estimated fair value of the portions of the warrants held by ACN that vest incrementally as ACN purchases video phones under the Master Purchase Agreement.

I would like to emphasize that the revenue discount is a non-cash charge associated with previous issuances of warrants and has no impact on current cash flow.

Gross profit in the third quarter was approximately $(659) thousand after accounting for the revenue discount of approximately $3.6 million.  Gross profit excluding the revenue credit would have been approximately $3.0 million.  This is a significant increase over the gross profit of approximately $92 thousand reported in the second quarter of 2010 and the third quarter of 2009’s result of approximately $84 thousand.  After adjusting for the non-cash impact of the revenue discount, gross profit on equipment sales, which makes up a vast majority of Gross Profit, were within our expected results on a per unit basis.

Operating expenses were approximately $3.0 million -- reflecting a 38% increase when compared to the third quarter of 2009 and a 6.9% increase versus the operating expenditures reported in the second quarter of 2010.  The increase in operating expense versus 2009 reflects increased staffing, especially in our engineering and sales functions, and other product development costs as we invested in completing the Ojo Vision product and building our sales distribution capabilities.  The 6.9% increase from second quarter is primarily attributable to non-cash stock compensation and engineering costs associated with the Ojo Vision product launch. As a matter of practice, we continually manage our costs to align our expenditures with internal operating plans.

With that, the net loss for the period was approximately $4.0 million compared to a loss in the third quarter of 2009 of approximately $1.9 million and a loss of approximately $3.0 million in the second quarter of 2010.

For us to continue to manage the business and measure our success it is important for us to have multiple views of our results.  One of the ways that we do that is through a non-GAAP measure of performance known as Adjusted EBITDA.  We defined adjusted EBITDA as net loss before depreciation and amortization, amortization of debt discount, non-cash stock based compensation, expenses recorded as a revenue discount as a result of warrants that vest incrementally based on ACN DPS’s purchases of video phones, and interest expense.  Adjusted EBITDA for the three months ending September 30 2010 is approximately $580 thousand compared to approximately ($1.4) million in the third quarter of 2009 and approximately ($2.2) million in the second quarter of 2010.  We believe the increase in adjusted EBITDA, even though it is positively impacted by one time revenues, is evidence that the investments we have been making in developing the product and expanding our capabilities in the business are beginning to pay off.   And finally, cash at the end of the quarter was approximately $1.1 million and the revolving loan balance was $3.1 million.

Financial Position

I would like to close by mentioning the increase in funding we completed during the third quarter.

In August 2010, WGI, our majority shareholder, agreed to increase the revolving line of credit by $2 million, bringing the total line to $7 million.  As part of the agreement to increase the line, 8 million fully vested warrants were granted to WGI.

This, along with the other funding initiatives, including the general availability of the Ojo Vision and the ongoing revenue associated with sales to ACN as they purchase the balance of 300,000 videophones, along with the potential sales from other distribution channels - provides us with the financial foundation necessary to continue our momentum and begin to grow the company.

As a matter of course, and as George has and will discuss in a moment, we continually evaluate our business, our various options to drive growth, available financing options and where we believe we need to make additional investments.  So while we believe we have sufficient funding to run the business today, we will continue to evaluate the needs and opportunities of our business plan and the funding support they require.

As is our policy, we do not provide expectations or forward looking guidance on financials, but I will confirm we still expect to take orders for 100 thousand phones this year.  I will now turn it back to George to go into greater detail on some of the exciting new initiatives he referenced earlier.

George…

George:
Thanks Jim, clearly we have terrific momentum building with this quarter.

As I mentioned earlier, since our launch of the Ojo Vision just 60 days ago, we’ve made a lot of headway with potential OEM partners and have generated a significant amount of visibility surrounding the launch and availability of the product.

In addition to ACN, we are actively engaged with more than 20 potential OEM partners.  We are not going to go into detail about who these are at this point, but we can tell you that they are a mix of small, medium and large telcos, cable companies, VoIP companies and others that are performing formal product evaluations. Although we are very excited to have these evaluations underway, I want to remind everyone that the OEM partnership process is a lengthy one.  Beginning with the formal evaluations, business case creation, and continuing with go-to-market planning and subsequent market implementation – it can take anywhere from 3 months to one year to begin to generate revenue from these opportunities, depending on the customer.

The launch of the Ojo Vision has generated a significant amount of visibility overall for us with articles, press interviews and several events (Comptel, Pepcom, Wired store). You also may have seen us on “The View” in October on the ABC network.

In addition, we are looking forward to several product reviews being published by key industry trade in the coming weeks.  Be on the lookout on our website and twitter for current updates and links to the published materials and video clips.

Because our passion is to deliver a true to life video experience unlike any other, we will continue to provide product and software upgrades that benefit our end users.  As I mentioned earlier, the next upgrade is just weeks away and includes 3-way video conferencing.  This is an exciting new feature that we believe will not only be welcomed by our residential customers, but will be especially important in business environments.

Over the past 6 months, the marketplace has been filled with exciting announcements from a variety of service and equipment providers about video communications.  We believe WorldGate is in an exceptionally unique position to take advantage of this excitement with its mature video phone technology platform and its services infrastructure.  With that said, I’d like to give you some insight into our strategic plan for 2011 and beyond as we grow our OEM equipment and commercial/residential services segments.

On the equipment side, we expect to continue to grow and develop our video phone product line, expand our feature set, and work to address the needs of businesses more fully, all while continuing to focus on manufacturing cost reductions.

In our services division, as I mentioned earlier, you will see a formal commercial product introduction that will provide businesses with a true daily collaboration video solution. With installed costs of just several hundred dollars and service costs in the tens of dollars per month, we believe this will be an unprecedented offering in the market -- a true business-enabled video telephony solution available on the desktop that can be deployed with minimal disruption, to an existing IT and telecom infrastructure. We believe this offering will fill a significant gap in the marketplace – an affordable video telephony solution that provides instant video collaboration from the office desktop that does not cost tens to hundreds of thousands of dollars and months of installation time to deploy.

Finally, WorldGate sees interoperability in all its forms as strategic to our success. In addition to our commitment to an open, standards-based deployment of equipment and services offerings, we are following a three-point interoperability plan:

•
First, Mobile based applications.  Yes, we’ll have an app for that! WorldGate is looking at deploying a video application available over many mobile platforms including laptops and smartphones -- ultimately enabling our users to take and make Ojo video calls while they are on the go.

•	Second, we are and will continue to establish interoperability with leading voice and telephony systems; such as other video phones and video conferencing solutions.

•	Third, we are also exploring how we can work with other network providers to join communities and together bring solutions to the marketplace for both consumers and business customers.

Of course, in developing and executing on this plan, we’ll continue to evaluate what capabilities make the most sense for our business, and make investments accordingly.  Directionally, I think it is important to discuss where we see the industry moving, and that we continue to be on the forefront of that movement as we look into 2011 and beyond.

In summary -- a solid third quarter.  We received product acceptance from ACN and reaffirm our 100,000 order guidance for the year.  We launched the new Ojo Vision, it has been well received in the marketplace and we’re gaining momentum.  We are continuing to pursue partnerships that will be beneficial to growing our business.  We are continuing to expand product functionality based on customer feedback as well as expand and explore opportunities for interoperability applications to begin to grow our business through 2011 and beyond.

Thank you all for your time today …

Operator – I think we’re ready to begin the Q&A portion of the call now…